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                                                                    Exhibit 15.1

March 16, 1998


Board of Directors and Shareholders
Homestead Village Incorporated

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Homestead Village Incorporated 401(k) Savings Plan of our reports dated May 6, 1997, July 28, 1997 and October 29, 1997 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                         ERNST & YOUNG LLP